Form of Stock Option Agreement	Exhibit 10.12

To:	Date:April 1, 2005

Subject:	The Andersons, Inc. 2005 Non-Qualified Stock Option Letter of Agreement
You have been selected to receive a 2005 Stock Option Grant (the “Option”) under the Long Term Performance Compensation Plan (the “Plan”). This Letter of Agreement (the “Agreement”) will document the key provisions relating to the Option granted to you effective as of April 1, 2005.
Before executing this Agreement by signing the Attached Acknowledgment of Receipt (the “Acknowledgment”), please read the information provided below regarding the specific provisions of your 2005 Option. You are also encouraged to review the summary question/answer guide that provides detailed information and illustrations about how the Plan operates. There is also a formal Plan document that controls the actual interpretation and operation of the Plan. A copy of the Plan document is available upon your request from the Human Resources Department.
When you are satisfied that you understand the terms of the Option, please execute the Agreement by signing the attached Acknowledgment of Receipt form and returning it to                      in the Human Resources Department by Friday, April 15, 2005. Remember to keep a copy for your files.
1.	Grant of Option: The Andersons, Inc. (the “Company”) hereby grants to you the right, privilege, and option to purchase common shares at the purchase price of $31.00 per share, in the manner and subject to the conditions provided in this agreement, and in accordance with the Plan. This Option shall be a Non-Qualified Stock Option pursuant to the terms of the Plan.

2.	Restrictions on Exercise of Options: Forty percent (40%) of all Option shares granted under this Agreement shall become exercisable on the effective date of this Agreement (April 1, 2005); seventy percent (70%) of the total of all Option shares under this Agreement shall be exercisable after the end of the first year of this Agreement (April 1, 2006); one-hundred percent (100%) shall be exercisable after the end of the second year of this Agreement (April 1, 2007), provided your Option has not terminated (see Termination of Option below).

3.	Method of Exercise: The Option shall be exercised by written notice to the Company or designated individual, at the Company’s principal place of business. The notice must be accompanied by cash or check in payment of the Option price for the number of shares specified plus the amount of federal, state, and local tax withholding required to be made by the Company (if any) as a result of the exercise of such shares. You may elect to pay for all or a portion of the Option price by “swapping” previously acquired common shares having an aggregate fair market value at the time of exercise equal to all or a portion of the total Option price. You must have held the common shares swapped for at least six (6) months prior to the date of exercise. Further, you may elect to pay for your federal, state, and local tax withholding by having the Company withhold a specified number of whole shares from the number of shares you are exercising. Any balance must be paid by cash or check.

4.	Termination of Option: Unless exercised, your Option will terminate upon the first to occur of the following dates:
(a)	the expiration of twelve (12) months after the date of your death, permanent disability, retirement, or termination of employment other than for cause; or

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(b)	the expiration of five (5) years from the effective date of the grant of this Option (March 31, 2010); or

(c)	the effective date of termination of employment for cause.
5.	Rights Prior to Exercise of Option: This option shall not be transferable by you other than by will or by the laws of descent and distribution and may be exercised, during your lifetime, only by you except that the right to exercise an option may be transferred in accordance with the limitations set forth in the Plan. You shall have no rights as a shareholder with respect to the Option shares until payment of the Option price and related tax withholding, and delivery of such shares as herein provided.

6.	Other Acknowledgments: Participant acknowledges that the Compensation Committee may adopt and/or change from time to time such rules and regulations as it deems proper to administer the Plan.

7.	Binding Effect: This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.
If you have any questions related to the tax consequences of exercising your Options, please contact                      in Corporate Accounting. General information is available by contacting                      in Human Resources.

Thank You,

/s/ Charles E. Gallagher

Charles E. Gallagher
Vice President, Human Resources

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